Exhibit 99.3

SPARK I ACQUISITION CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(Adopted on December 16, 2021)

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Spark I Acquisition Corporation (the “Company”) shall be appointed by the Board to perform the duties and responsibilities set forth in this charter.

A.	Purpose

The purpose of the Committee shall be to exercise general oversight with respect to the governance of the Board by:

1.            reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board and its committees, consistent with criteria approved by the Board;

2.            developing, evaluating and recommending to the Board corporate governance practices applicable to the Company;

3.            facilitating the annual performance review of the Board and its committees; and

B.	Composition

1.            Membership. The Committee shall consist of at least two members of the Board. The members of the Committee shall be appointed by the Board and shall serve until the earlier of their resignation or removal by the Board in its discretion.

2.            Qualifications. Each member of the Committee shall meet the independence standards established by the securities exchange on which the Company’s securities are listed and the Securities and Exchange Commission (“SEC”), as determined by the Board after consideration of all factors determined to be relevant under the rules and regulations of the securities exchange on which the Company’s securities are listed and the SEC and such other qualifications as may be established by the Board from time to time; provided, however, that the Company may avail itself of any phase-in rules applicable to newly-listed companies.

3.            Chairperson. The Board may designate a chairperson of the Committee (the “Chairperson”). The Chairperson of the Committee (or, in the Chairperson’s absence, a member designated by the Chairperson or the Committee) shall preside at each meeting of the Committee, set the agendas for the Committee meetings and report regularly to the Board regarding the Committee’s activities. In the absence of that designation, the Committee may designate a Chairperson by majority vote of the Committee members, provided that the Board may replace any Chairperson designated by the Committee at any time.

C.	Responsibilities

The following are the principal recurring responsibilities of the Committee. The Committee may perform other functions that are consistent with its purpose and applicable law, rules and regulations and as the Board or Committee deem appropriate. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

1.     Board Composition. The Committee shall review and assess and make recommendations to the full Board regarding:

a.	desired qualifications, expertise and characteristics sought of Board members, which assessment may include numerous factors, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board and skills that are complementary to the Board, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board (the “Director Criteria”); and

b.	the current composition, organization and governance of the Board and its committees.

2.     Board Candidates. The Committee shall establish procedures for the submission of candidates for election to the Board. This shall include procedures for:

a.	identifying individuals qualified to become Board members based on the Director Criteria;

b.	evaluating the performance of individual members of the Board eligible for re-election, and selecting, or recommending for the selection of the Board, the director nominees for election to the Board by the stockholders at the annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected;

c.	considering the Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and making such recommendations to the Board as the Committee deems appropriate;

d.	developing and reviewing periodically the policies and procedures for considering stockholder nominees for election to the Board;

e.	considering director nominee recommendations from stockholders of the Company that are validly made and in accordance with applicable laws, rules and regulations and the provisions of the Company’s certificate of incorporation and bylaws;

f.	evaluating and recommending termination of membership of individual directors for cause or for other appropriate reasons;

g.	evaluating the “independence” of directors and director nominees against the independence requirements of the securities exchange on which the Company’s securities are listed, applicable rules and regulations of the SEC and other applicable laws; and

h.	recommending to the Board nominees to fill vacancies and newly created directorships on the Board and nominees to stand for election as directors.

3.    CEO Succession. The Committee shall conduct a periodic review of the Company’s succession planning process for the chief executive officer (“CEO”) and any other members of the Company’s executive management team, report its findings and recommendations to the Board, and assist the Board in evaluating potential successors to the CEO or other members of the Company’s executive management team.

4.    Composition of Board Committees. The Committee shall periodically review the structure and composition of each committee of the Board and make recommendations, if any, to the Board for changes to the committees of the Board, including changes in the structure, composition or mandate of the committees, as well as the creation or dissolution of committees.

5.    Corporate Governance Guidelines. The Committee shall develop and recommend to the Board corporate governance guidelines and annually review the corporate governance guidelines and their application, and make recommendations, if any, to the Board for changes to the corporate governance guidelines.

6.    Corporate Governance Framework. The Committee shall oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the Company’s corporate governance framework.

7.    Director Orientation and Continuing Education. As further detailed in the Company’s corporate governance guidelines, the Committee shall oversee the Company’s director orientation and continuing education, including making recommendations for continuing education of Board members and evaluating the participation of members of the Board in accordance with applicable listing standards.

8.    Board Performance. The Committee shall oversee the evaluation of the Board and its committees and report such evaluation to the Board.

9.    Conflicts of Interest. The Committee shall develop, approve, review, and monitor compliance with the Company’s Code of Business Conduct and Ethics; consider questions of possible conflicts of interest of Board members and other corporate officers; review actual and potential conflicts of interest of Board members and corporate officers, other than related party transactions reviewed by the Audit Committee, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

10.  Director Communications. The Committee shall administer policies and procedures for various constituencies that are involved with the Company to communicate with the non-management Board members.

11.  Disclosure. The Committee shall review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, and recommend that this disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

12.  Advisors. The Committee is authorized to engage independent legal counsel, search firms, and other advisors as it determines necessary to carry out its duties. The Company must provide appropriate funding, as determined by the Committee, for the payment of compensation to any advisors engaged by the Committee pursuant to this Section. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

13.  Committee Evaluation. The Committee shall conduct and present to the Board an annual self-performance evaluation of the Committee.

14.  Charter. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval. The Company shall make a copy of this charter publicly available on its website and shall disclose how to access the Committee’s charter in its proxy statement.

D.	General

1.    The Committee shall meet at such times as the Committee shall determine. The Committee may meet in person or by telephone or video conference.

2.    Minutes are kept of each meeting of the Committee, and the Committee must regularly provide reports of its actions to the Board.

3.    The Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems it appropriate and in the best interests of the Company and when such delegation would not violate applicable law, regulation or the securities exchange on which the Company’s securities are listed or SEC requirements.

4.    The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. The Committee may establish its own meeting schedules, which it shall provide to the Board.

5.    The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.

6.    Members of the Committee can receive such fees, if any, for their service as Committee members as may be determined by the Board or a duly authorized Board committee, as applicable. Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

- 4 -